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                                                                 EXHIBIT (b)(6)


                               MATHERS FUND, INC.

                            AMENDMENTS TO AMENDED AND
                                RESTATED BY-LAWS


                  At a meeting of the Board of Directors of Mathers Fund, Inc. held on February 9, 1998, the following resolutions were unanimously adopted:

                  RESOLVED, that, subject to the approval of the stockholders of the corporation, Article IV, Section 7(c) of the corporation's By-laws and the fundamental policy of the corporation each of which currently prohibits the sale of securities short (except for the purchase or sale of stock index futures contracts and options on such contracts) be, and each hereby is, amended, in the case of Section 7(c), by deleting the entirety of Section 7(c) (i.e., the phrase "(c) effect a short sale of any security (except that the corporation may purchase and sell stock index futures contracts and options on such contracts)"), and in the case of such fundamental policy, by deleting the phrase "sell securities short (except that the Fund may purchase and sell stock index futures contracts and options on such contracts)".

                  FURTHER RESOLVED, that, subject to the approval of the stockholders of the corporation, Article IV, Section 7(a) of the corporation's By-laws and the fundamental policy of the corporation each of which currently prohibits the purchase of securities on margin (except for the making of margin payments in connection with the purchase or sale of stock index futures contracts and options on such contracts) be, and each hereby is, amended, in the case of Section 7(a), to read "(a) purchase any security on margin (except that the corporation may make margin payments in connection with transactions in stock index futures contracts and options on such contracts and in connection with short sales of securities), except such short-term credits as are necessary for the clearance of transactions", and in the case of such fundamental policy, to read: "purchase securities on margin (except that the Fund may make margin payments in connection with transactions in stock index futures




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         contracts and options on such contracts and in connection with short sales of securities)".

                  FURTHER RESOLVED, that subject to the election of Messrs. Hedrich, Kohnen and Vance and Ms. Morrissy as directors of the corporation and effective as of the time of such election, the first sentence of Article II, Section 1 of the By-laws of the corporation be, and it hereby is, amended to read as follows:

                  "The number of directors of the corporation shall be nine."